Exhibit 99.1

For Immediate Release

BSD Medical Representatives to Participate in Ribbon Cutting Ceremonies for Three New BSD-2000 Cancer Treatment Systems in China

SALT LAKE CITY, June 3, 2008—BSD Medical Corp. (NASDAQ:BSDM) reported today that opening ceremonies for the installation of three new BSD-2000 hyperthermia systems purchased in China have been announced.  The new hospitals adding BSD-2000 systems to their cancer treatment programs include the Liaocheng City Hospital, located in Shandong Province, the Qujing No. 1 Hospital in Kunming City, located in Yunnan Province and the Nanchong Central Hospital in the city of Nanchong, located in the Sichuan Province.   Representatives from BSD Medical as well as BSD’s Chinese distributor, Dalian Orientech, will be present and will participate in all three ribbon cutting ceremonies for these new installations from June 8-15.

China has used clinical hyperthermia in the treatment of cancer for a number of years, and has several thousand simple hyperthermia cancer therapy systems in place. The market objective for BSD Medical in China is to expand and upgrade the existing demand for clinical hyperthermia equipment to the advanced features of the BSD-2000.

The BSD-2000 delivers precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels required to administer hyperthermia therapy to destroy cancer cells with heat and increase the effectiveness of radiation therapy. Research has also shown promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, and for tumor reduction prior to surgery.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including any projections or expectations of future events, including the prospects for future sales of the cancer therapy systems in China, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.